Exhibit 11.2

CONSENT OF LEVY

We consent to the use, in this Offering Statement on Form 1-A of the Company referring to Levy Restaurants as a customer and to the use of the quotations of Jamie Faulkner, President of E15, a division of Levy Restaurants.

Very truly yours,

/s/ Levy Restaurants, Inc.

Chicago, IL

November 4, 2019